Exhibit (r)(1)

Appendix A

HARBOURVEST PRIVATE INVESTMENTS FUND

CODE OF ETHICS ADOPTED PURSUANT TO RULE 17j-1

1.	Purposes

This Code of Ethics (the “Fund Code”) has been adopted by the Board of Trustees (the “Board”) of HarbourVest Private Investments Fund (the “Fund”), in accordance with Rule 17j-1(c) under the Investment Company Act of 1940, as amended (the “1940 Act”). The Fund and the Adviser (as defined below) are both affiliated with HarbourVest Partners L.P., an SEC registered investment adviser (“HarbourVest”). As set forth below, this Code incorporates portions of the HarbourVest Global Code of Ethics (the “HarbourVest Code”), as it may be amended from time to time, [the current version of which is attached as Exhibit A]. In the event of a conflict between a provision of the Fund Code and a provision of the HarbourVest Code, Access Persons (as defined below) must adhere to the stricter requirement. In implementing the Fund Code, personnel of the Fund and the Adviser shall act in accordance with the following general principles:

1.	The duty at all times to place the interests of Fund shareholders first.

Fund personnel should scrupulously avoid serving their own personal interests ahead of shareholders’ interests in any decision relating to their personal investments.

2.

The requirement that all personal securities transactions be conducted consistent with the Fund Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility.

Fund personnel must not only seek to achieve technical compliance with the Fund Code but should strive to abide by its spirit and the principles articulated herein.

3.	The fundamental standard that Fund personnel should not take inappropriate advantage of their positions.

Fund personnel must avoid any situation that might compromise, or call into question, their exercise of fully independent judgment in the interest of shareholders.

Rule 17j-1 under the 1940 Act generally proscribes fraudulent or manipulative practices with respect to a purchase or sale of a security held or to be acquired (as such term is defined in Section 2 of the Fund Code) by an investment company, if effected by an affiliated person of such company.

The purpose of the Fund Code is to establish procedures consistent with the 1940 Act and Rule 17j-1 to give effect to the following general prohibitions as set forth in Rule 17j-1(b) as follows:

It shall be unlawful for any affiliated person of or principal underwriter for the Fund, or any affiliated person of an investment adviser of or principal underwriter for the Fund, in connection with the purchase or sale, directly or indirectly, by the person of a security held or to be acquired by the Fund:

1. To employ any device, scheme or artifice to defraud the Fund;

2. To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

3. To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit on the Fund; or

4. To engage in any manipulative practice with respect to the Fund.

2.	Definitions

(a) “Access Person” means (i) any Advisory Person of the Fund or the Adviser. If the Adviser’s primary business is advising funds or other advisory clients, all of the Adviser’s directors, officers, and natural person general partners are presumed to be Access Persons of any funds advised by the Adviser. All of the Fund’s trustees, officers, and general partners are presumed to be Access Persons of the Fund; and (ii) any director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities1 by the Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities.

(b) “Adviser” means the investment adviser of the Fund, HarbourVest Registered Advisers L.P. and any subadviser of the Fund.

(c) “Advisory Person” means (i) any director, officer, general partner or employee of the Fund or the Adviser (or of any company in a control relationship to the Fund or the Adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains current or pending information regarding, the purchase or sale of Covered Securities by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Fund or the Adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

[1]	For purposes of the Fund Code, a purchase or sale of a Covered Security includes the writing of an option to purchase or sell a Covered Security.

(d) “Beneficial Ownership” will be interpreted in the same manner as it would be under Securities Exchange Act of 1934 (the “Exchange Act”) Rule 16a-1(a)(2) in determining which security holdings of a person are subject to the reporting and short- swing profit provisions of Section 16 of the Exchange Act and the rules and regulations thereunder, except that an Access Person will be deemed to have Beneficial Ownership of all securities in which he or she has an “Beneficial Interest” as that term is defined in the HarbourVest Code.

(e) “Board” means the Board of Trustees of the Fund.

(f) “Chief Compliance Officer” or “CCO,” means the person or persons (including his or her designees) designated by the Adviser, or principal underwriter, respectively, as having responsibility for compliance with the requirements of the Fund Code.

(g) “Control” will have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

(h) “Covered Security” means a security as defined in Section 2(a)(36) of the 1940 Act except that it does not include: (i) direct obligations of the government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (iii) shares issued by registered open-end investment companies (except, for purposes of clarity, the term Covered Security includes ETF shares and shares of the Fund). For purposes of the Fund Code, an “equivalent Covered Security” is one that has a substantial economic relationship to another Covered Security. This would include, among other things, (i) a Covered Security that is exchangeable for or convertible into another Covered Security; (ii) with respect to an equity Covered Security, a Covered Security having the same issuer (including a private issue by the same issuer) and any derivative, option or warrant relating to that Covered Security; and (iii) with respect to a fixed-income Covered Security, a Covered Security having the same issuer, maturity, coupon and rating.

(i) “Independent Trustee” means a Trustee of the Fund who is not an “interested person” of the Fund within the meaning of Section 2(a)(19) of the 1940 Act.

(j) “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933 (the “Securities Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

(k) “Investment Personnel” means: (i) Portfolio Managers; (ii) any natural person in a control relationship to the Fund or the Adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of securities by the Fund; and (iii) certain other individuals as designated by the Compliance Officer.

(l) “Non-Management Interested Trustee” means an “interested person” of the Fund within the meaning of Section 2(a)(19) of the 1940 Act who serves as a Trustee of the Fund but is not an officer of the Fund, or a director, officer or employee of the Adviser or any affiliate of the Adviser.

(m) “Portfolio Manager” means any employee of the Fund or the Adviser (or of any company in a control relationship to the Fund or the Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund.

(n) “Private Placement” means a limited offering that is exempt from registration under the Securities Act pursuant to Section 4(a)(2) or Section 4(a)(5) or pursuant to Rule 504 or Rule 506 under the Securities Act.

(o) “Security held or to be acquired” means any Covered Security which, within the most recent 15 days: (i)(A) is or has been held by the Fund; or (B) is being considered or has been considered by the Fund or the Adviser for purchase by the Fund; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in (i) of this definition.

(p) “Trustee” means a trustee of the Fund.

3.	Applicability

The Fund Code applies to all Access Persons, except that Access Persons covered by more than one Code of Ethics meeting the requirements of Rule 17j-1 may be governed by the provisions of such other Code of Ethics and report all transactions pursuant to the terms of such other Code of Ethics provided that such Code was reviewed and approved by the Board. Portions of this Code incorporate the procedures of the HarbourVest Code. The CCO shall ensure that each Access Person subject to this Code has access to the Fund Code. The CCO will maintain a list of all Access Persons who are currently, and within the past five years, subject to the Fund Code.

4.	Prohibited Purchases and Sales

The requirements of this Section 4 only apply to a transaction in a security in which the designated Access Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership.

The requirements of this Section 4 shall not apply to Independent Trustees or Non-Management Interested Trustees.

A.	Initial Public Offerings

Investment Personnel may not acquire any securities in an Initial Public Offering without obtaining prior approval from the CCO, pursuant to the HarbourVest Code. For purposes of this restriction, “Initial Public Offerings” shall not include offerings of government and municipal securities.

B.	Private Placements

No Access Person or Investment Personnel may directly or indirectly acquire beneficial ownership in any securities in a Private Placement without prior approval.

(i) Prior approval must be obtained in accordance with the HarbourVest Code. The Adviser shall maintain a record of such prior approval, and reason for the same, for at least 5 years after the end of the fiscal year in which the approval is granted.

(ii) If an Access Person is subsequently involved in a decision by the Fund to buy or sell a Private Placement for which the Access Person was previously approved, then the decision by the Fund to purchase or sell the Private Placement must be independently authorized by appropriate personnel with no personal interest in the Private Placement.

C.	Prohibited Transactions

Absent preapproval from the CCO, no Access Person may purchase or sell a security if the Access Person knows that the Adviser has a pending order to purchase or sell such security for the Fund or that such order is imminent subject to any exemptions set forth in the HarbourVest Code.

D.	Options

Access Persons are subject to the restrictions on Options Trading set forth in the HarbourVest Code.

E.	Investment Clubs

No Access Persons or Investment Personnel may participate in an investment club, except as permitted by the HarbourVest Code.

5.	Preclearance

Securities other than Fund Shares

Access Persons (other than Independent Trustees and Non-Management Interested Trustees) must preclear all personal securities transactions which require preclearance under, and following the procedures in, the HarbourVest Code.

Fund Shares

Access Persons (including Independent Trustees of the Fund) must preclear all personal securities transactions in shares of the Fund following the procedures in the HarbourVest Code.

All requests for preclearance must be submitted following the procedures in the HarbourVest Code, except for requests from Independent Trustees, which must be submitted to the CCO for approval.

6.	Independent Trustee Reporting

(a) Independent Trustees who are required to make reports pursuant to Rule 17j-1 of the 1940 Act solely by reason of being a Trustee, shall report to the Secretary of the Fund the information described in Section 6(b) hereof with respect to transactions in any Covered Security in which such Independent Trustee has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Covered Security only if such Independent Trustee, at the time of that transaction knew or, in the ordinary course of fulfilling his or her official duties as a Trustee of the Fund, should have known that, during the 15-day period immediately preceding or subsequent to the date of the transaction in a Covered Security by such Trustee, such Covered Security is or was purchased or sold by the Fund or was being considered for purchase or sale by the Fund or the Adviser; provided, however, that an Independent Trustee is not required to make a report with respect to transactions effected in any account over which such Trustee does not have any direct or indirect influence or control or in any account of the Independent Trustee which is managed on a discretionary basis by a person other than such Trustee and with respect to which such Trustee does not in fact influence or control such transactions.2 The CCO of the Fund shall maintain such reports and such other records to the extent required by Rule 17j-1 under the 1940 Act.

(b) Every report required by Section 6(a) hereof shall be made not later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

(i) The date of the transaction, the title and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares, and the principal amount of each Covered Security involved;

(ii) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii) The price at which the transaction was effected;

(iv) The name of the broker, dealer or bank with or through which the transaction was effected; and

[2]

If discretion has been given to a third party, the account holder must not influence or control the account, such as by suggesting purchases or sales of investments, directing transactions, or consulting with the manager regarding allocation of investments in any way that could affect the selection of specific securities.

(v) The date that the report is submitted.

(c) Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Ownership in the Security to which the report relates.

7.	Quarterly Transaction Reports and Post Trade Review

Access Persons (other than certain Independent Trustees) are required within 30 days after the end of a calendar quarter to disclose all personal Covered Securities holdings in ComplySci, following the procedures set forth in the HarbourVest Code, with respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect Beneficial Ownership. All such reports shall include the following: title and type of security and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership; name of broker, dealer or bank with whom the Access Person maintains an account in which any securities were held for the direct or indirect benefit of the Access Person; and the date of submission by the Access Person as recorded in ComplySci. The Fund shall maintain such reports and such other records to the extent required by Rule 17j-1 under the 1940 Act.

Access Persons are not required to make such reports if their brokers provide an electronic feed of all activity directly to ComplySci. Otherwise, documents sufficient to reflect confirmations of all personal Covered Securities transactions and periodic statements for all securities accounts in which such Access Persons have a Beneficial Ownership interest must be submitted to the CCO or uploaded to ComplySci (where available). Such confirmations and statements must be provided upon becoming an Access Person and promptly as new accounts are established, but no later than 30 days after the end of a calendar quarter, with respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person. In order to satisfy the reporting requirements imposed on Access Persons under Rule 17j-1(d)(ii)(B), the submission must include the broker, dealer or bank with which the account was established and the date the account was established.

The CCO will periodically review the personal investment activity of all Access Persons (including Independent Trustees with respect to Securities transactions reported pursuant to Section 6 above) and holdings reports of all Access Persons.

8.	Initial and Annual Holdings Reports

Within ten days after an individual first becomes an Access Person and thereafter on an annual basis, each Access Person (other than certain Independent Trustees) must disclose all personal Covered Securities holdings in ComplySci with the exception of accounts identified in Section 6(a) above, following the procedures set forth in the HarbourVest Code with respect to reporting requirements relating to personal securities transactions and holdings. Such disclosures must be current as of a date no more than 45 days prior to the date the individual first became an Access Person with respect to the initial report and include information that is current within the previous 45 days, with respect to the annual report. All such reports shall include the following: title and type of security and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership; name of broker, dealer or bank with whom the Access Person maintains an account in which any securities were held for the direct or indirect benefit of the Access Person; and the date of submission by the Access Person as recorded in ComplySci. The Fund shall maintain such reports and such other records to the extent required by Rule 17j-1 under the 1940 Act.

9.	Certification of Compliance with the Fund Code

Access Persons are required to certify annually as follows:

(i) that they have read and understood the Fund Code;

(ii) that they recognize that they are subject to the Fund Code;

(iii) that they have complied with the requirements of the Fund Code; and

(iv) that they have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Fund Code.

10.	Code Violations and Sanctions

All violations of the Fund Code should be promptly reported to the CCO who will determine any sanctions or other disciplinary actions that may be deemed appropriate. All material violations and corresponding sanctions and/or disciplinary action will be reported to the Board of the Fund on a quarterly basis. The Board may take action as it deems appropriate, in addition to any action previously taken by the CCO.

11.	Review by the Board

The Board will be provided with a report from the Fund, the Adviser and principal underwriter,3 no less frequently than annually, which at a minimum:

(i) describes any issues arising under the Fund Code since the last report to the Board, including, but not limited to, information about material violations of the Fund Code or procedures and sanctions imposed in response to the material violation; and

(ii) certifies to the Board that the Fund, the Adviser, and principal underwriter have adopted procedures reasonably necessary to prevent Access Persons from violating its Code.

The Board will review such report and determine if any further action is required.

[3]

The requirements of Section 14 do not apply to a principal underwriter unless such principal underwriter is an affiliated person of the Fund or of the Fund’s Adviser, or if an officer, trustee or general partner of the principal underwriter serves as an officer, trustee or general partner of the Fund or of the Adviser.

12.	Compliance with Other HarbourVest Policies

The Fund and the Adviser are both affiliated with HarbourVest. Access Persons subject to this Code who are also Access Persons of HarbourVest will be deemed to be in compliance with this Code to the extent they satisfy substantially equivalent requirements of the HarbourVest Code.

13.	Recordkeeping

The Fund shall maintain and cause to be maintained the following records, which shall be available to the SEC or any representative of the SEC at any time and from time to time for reasonable, periodic, special or other examination. Unless otherwise stated, the following records should be maintained for a period of five (5) years after the end of the fiscal year in which such record was last modified, the first two (2) of which must be in an easily accessible place at the principal place of business of the Fund:

(i) A copy of all codes of ethics adopted by the Fund, as the case may be, pursuant to Rule 17j-1 that have been in effect at any time during the past five (5) years;

(ii) A record of each violation of such codes of ethics and of any action taken as a result of such violation ;

(iii) A copy of each report made by an Access Person;

(iv) A copy of each report made by the Fund to the Board;

(v) A list of all persons who are, or within the past five (5) years have been, required to make reports pursuant to Rule 17j-1 and the Fund Code, or who are or were responsible for reviewing such reports;

(vi) A copy of each report required by Section 12 above.

(vii) A record of any decision, and the reasons supporting the decision, to approve the acquisition by Investment Personnel of securities in an Initial Public Offering or Private Placement for at least five (5) years after the end of the fiscal year in which the approval is granted.